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                                                                   EXHIBIT 10.22

              ACADEMIC SYSTEMS FULFILLMENT AGREEMENT - VERSION 1.0


PARTIES:

This Agreement is made and entered into between Academic Systems Corporation, a California corporation, whose address is 444 Casino Street, Mountain View, California 94041 ("Academic Systems"), and FGI Print Management, a Illinois corporation, whose address is 4725 Hannover Place, Fremont, CA 94538 ("FGI"). FGI includes FGI Print Management whose headquarters are located at 1040 Muirfield Drive in Hanover Park, Illinois ("FGI Print Management"). FGI also has marketing and distribution centers (the "FGI Distribution Centers") located in Fremont, California (Western Region), Denver, Colorado (Rocky Mountain Region), Topeka, Kansas (central 1), Hays, Kansas (Central Region 11), and Norcross, Georgia (Southern Region).

TERM:

The term of this agreement is one (1) year from the date of execution by both parties. This Agreement renews automatically for an additional one (1) year term on the anniversary date of the existing Agreement. Either party may terminate this Agreement with or without cause by providing sixty (60) days written notice to the address above. Upon termination or expiration, FGI shall promptly ship (at Academic Systems' cost) to locations designated by Academic Systems all Academic Systems' materials under the possession or control of FGI.

GENERAL FULFILLMENT COMMITMENT:

FGI will administer and distribute printed material under the guidelines set forth in this Agreement and as mutually agreed upon from time to time between Academic Systems and FGI. FGI shall hold merchandise in any of its FGI Distribution Centers for the purpose of shipping to Academic Systems and drop shipping to Academic Systems' designated customer locations across the United States and International in the most economical and expeditious manner possible.

STORAGE AND FREIGHT:

FGI agrees to store all merchandise in the package quantities mutually agreed and designated as minimum release quantities or package quantities deemed feasible by Academic Systems. FGI agrees to pre-pay all shipping and carrier charges of this merchandise and bill Academic System at the most economical rates available. Storage will be charged at $7.00 per pallet per month.



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RELEASES TO SHIP:

For purposes of this Agreement, a "Release" means a purchase order or other authorization or instruction from Academic Systems to effectuate a specific shipment of merchandise under this Agreement. Releases may be phoned in, faxed or entered on the on-line order entry system. FGI agrees to a standard shipment time of 24 hours from receipt of Release. FGI will be responsible for insurance liability for all warehoused materials while stored in a designated FGI facility. FGI will furnish Academic Systems with a copy of all insurance policies.

ONLINE ORDER ENTRY AND REPORTING SYSTEM:

FGI has in place a computer system which will link to locations designated by Academic Systems (the "FGI Data System"). FGI agrees to provide Academic Systems with a minimum of the following on-line information via the FGI Data
System:

     1. Item identification - all items will be entered by FGI into the FGI Data Systems in accordance with part numbers created by Academic Systems.

     2. Stock Status - information on each item will be accessible by Academic Systems 24 hours a day, 365 days per year to attain "real time" stock availability status, on hand quantities, Release quantities (that day), net stock availability, and on order (if this particular item is currently in a restocking situation, information will be shown under stock status).

     3. Product History - the Academic Systems immediate past 12 months of Release history (by Academic Systems product number) will be displayed under product history. Product history will include for each Release: the number of cartons or shipping units released. Academic Systems' purchase order or Release number, and method of shipment (UPS, NDA, FED EX, etc.).

     4. Item Comment Maintenance - Academic Systems can send "product e-mail" conveying any special information for each product in the FGI Data System, e.g., re-order now, change copy, destroy balance of material, etc.

     5. Order Entry - by simply entering the pre-assigned product number in the order entry program. Academic Systems can Release any item for distribution. This order information is printed out at FGI and distributed within 24 hours. Cut off time for same day shipping is 2:00 p.m. Central time. Same day shipping will incur a rush charge. Several types of order acknowledgment systems are available for Academic Systems to choose from.





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     6.  Item Pricing - all prices are accessible either under "contract prices"
loaded into the system or under an estimate program, identified by product, utilizing a "quick quote" program designed specifically for Academic Systems.

     7. Open orders - all orders in production will be displayed showing Academic Systems' purchase order or Release number, order date, and quantity ordered.

     8. Order History - every Release made during the past 12 months can be instantly accessed. Information includes full display of corresponding invoice information.

     9. Reports - standard reports will be sent to Academic Systems weekly, biweekly, monthly, or by special request. Since all software used is custom and designed specifically for FGI customer reports, displayed information can be developed by product, "ship to", or department of Academic Systems' choice, customized reports or downloads will be available upon request, at no additional charge.

     10. Reordering - Academic Systems and FGI will jointly determine reorder or safety levels for each item in inventory. The inventory system will (daily) print out when these reorder or safety levels are reached, whereupon Academic Systems will be notified prior to production to determine copy changes, deletions etc.

The foregoing reports and online services will be provided at no additional charge to Academic Systems. If Academic Systems requests in writing any custom computer reports, screens or any other computer related tasks, FGI will undertake such tasks at an hourly rate of $125.00, payable net 30 days from invoice.

Excess and Obsolete Material:

The parties shall negotiate in good faith and document a system for disposing of excess or obsolete inventories (the "Scrap Material"). The Scrap Materials document shall be attached hereto as Appendix 2.

Service and Freight Charges:

During the initial one (1) year term of this Agreement, the charges for FGI's services under this Agreement shall be as set forth on Appendix 1 attached hereto and by this reference incorporated herein. FGI will prepay freight and insurance. FGI terms are net 30 days, with the exception of freight, which shall be net 7 days. Should any portion of an invoice be disputed, Academic Systems agrees to pay the undisputed portion according to its terms and Academic
Systems will notify FGI promptly of the dispute. Both parties agree to use their best efforts to resolve the disputed portion of the invoice within thirty
(30) days of learning of the dispute. FGI warrants and guarantees that the prices extended to Academic Systems under this



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Agreement are as favorable as the best pricing offered to any other FGI customer for like services in like quantities.

Quarterly and Annual Business Reviews:

Academic Systems and FGI will meet quarterly to review the current business relationship, service levels, effectiveness of the program, suggestions for improvement, and any other issue in the spirit to optimize the relationship for mutual benefit. Annual reviews will include discussions of potential price increases or decreases for labor only (people working on Academic Systems work) not to exceed 5% annually.

Service Performance Levels:

In the event of any major service failure by either party, the specific failure will be documented in writing. The party committing the failure will acknowledge and rectify any service failure by taking appropriate remedial or recovery actions. Resolution of the service failure will be signed off by both parties.

Bankruptcy:

If either party shall be adjudicated a bankrupt, institute voluntary proceedings for bankruptcy or reorganization, make an assignment for the benefit of its creditors, apply for or consent to the appointment of a receiver for it or its property, or admit in writing its inability to pay its debits as they become due, the other party may terminate the Agreement without prior notice. Any such termination will not relieve either party from any accrued obligations thereunder.

Assignment:

Neither party to this Agreement will assign any right(s) thereunder without the prior written consent of the other party, except that FGI may assign payments due to FGI to any affiliated company without consent. Subject to this consent, this Agreement will inure to the benefit of and will bind the successors and assigns of the parties hereto.

Insurance:

FGI will carry sufficient insurance as is customary in the industry for the services performed and provide copies of the same and obtain reasonable endorsements naming Academic Systems as an additional insured, as requested from Academic Systems from time to time.

Governing Law:

This Agreement will be governed by the laws of the State of California.



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Academic Systems and FGI acknowledges having read this Agreement and agrees to be bound by its terms. This Agreement between Academic Systems and FGI governs with respect to the subject matter hereof and supersedes all previous contemporaneous written and oral agreements and communications relating to the subject matter hereof.

In witness thereof, the parties here to have signed this Agreement by their authorized representatives


Academic Systems Corporation                 FGI Print Management




By:        [ILLEGIBLE]                       By:       [ILLEGIBLE]
   ---------------------------                  ---------------------------


Date:        6/12/98                         Date:       6/12/98
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                                   Appendix 1

                              SCHEDULE OF CHARGES

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   A)   $5.00 per release* for 1-5 line items.

   B)   $15.00 per release* for 6 line items and above.

   C)   Charges for fulfillment/distribution:

      1.  Touch on pre-assembly                   $ .06 per unit
      2.  Touch on custom kit                     $ .07 per unit
      3.  Touch at order pick                     $ .07 per unit
      4.  Shrinkwrap books                        $ .30 per set
      5.  Label product (includes print & touch)  $ .10 per label
      6.  Cost for P.O.D.s                        $1.50 per
      7.  Order Cost - Rush                       2 times regular order costs
      8.  Cost for RMAs                           1.5 times regular order costs
      9.  Re-inventory components                 $ .10 per unit
     10.  Shipping cartons                        $ .10 per unit (estimate)
     11.  Receipt of materials not purchased      $ .50 per carton
          through FGI
          Note: charge includes the following:
          a. Verifying quantity received
          b. Entering receipts into system
          c. Assigning storage locations
          d. Physically placing into storage
          e. Any necessary re-stocking
          f. Storage space costs


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